Exhibit 99.5

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of February 27, 2019 between Tableau Software, Inc. (“Tableau”) and salesforce.com, inc. (“Salesforce”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving Salesforce and Tableau (any such possible transaction, a “Transaction” and each of Salesforce and Tableau being sometimes referred to collectively as the “Parties” and individually as a “Party”), each Party has requested access to certain non-public information regarding the other Party and the other Party’s subsidiaries (each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”). This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1.    Limitations on Use and Disclosure of Confidential Information. Other than as specifically provided in Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 12 below) will, at any time, directly or indirectly:

(a)    make use of any of the Provider’s Confidential Information (as defined in Section 11 below), except for the specific purpose of considering, evaluating, negotiating and/or consummating a Transaction; or

(b)    disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 12 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will (at its own expense) take all commercially reasonable actions to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

Notwithstanding the foregoing, either Party shall be free to use for any purpose the Residuals (as defined below) resulting from access to the Confidential Information of the other Party hereunder; provided, however, that nothing in this sentence shall relieve such Party of its obligation not to disclose or reveal the Confidential Information to any other Person other than its Representatives or as otherwise expressly permitted hereunder. “Residuals” means information in non-tangible form that may be retained in the unaided human memory by Persons who have had access to such Confidential Information.

2.    Provider Contact. Each Party shall designate one or more Representatives (“Provider Contacts”) to receive requests by the other Party or any of its Representatives to review such first Party’s Confidential Information. Neither Party nor any of its Representatives will contact or otherwise communicate with any other Representative of the other Party in connection with a Transaction without the prior written authorization (which may be delivered via email) of one of the other Party’s Provider Contacts (for the avoidance of doubt, this Section 2 shall not prohibit contacts or communications in the ordinary course of business not related to a Transaction).

3.    No Representations by Provider. The Provider will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom, provided that those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a Transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as a waiver of a Party’s right to assert, and each Party hereby expressly reserves all rights with respect to, any claim based on fraud of the other Party.

4.    Permitted Disclosures.

(a)    Notwithstanding the limitations set forth in Section 1 above:

(i)    the Recipient (and, if applicable, its Representatives) may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s (or, if applicable, any of its Representative’s) disclosure thereof in advance;

(ii)    subject to Section 4(b) below, the Recipient (and, if applicable, its Representatives) may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient consider, evaluate, negotiate and/or consummate a Transaction, and (B) has either (a) agreed to abide and be bound by the provisions hereof or (b) is otherwise bound by an express fiduciary, contractual or other duty to maintain the confidentiality of the Confidential Information in a manner substantially similar to this Agreement; and

(iii)    subject to Section 4(c) below, the Recipient (and, if applicable, its Representatives) may disclose Confidential Information of the Provider to the extent required by any law, rule, or regulation, including in connection with any legal, regulatory, judicial, or administrative process (including any deposition, interrogatory, oral questioning, information or document request, subpoena, court order, regulatory filing, civil investigative demand or other similar process) or any audit or inquiry by a regulator, bank examiner or auditor, self-regulating organization or pursuant to mandatory professional ethics rules (collectively, “Law”).

(b)    If prior to the disclosure of certain Confidential Information, the Provider delivers to the Recipient a written notice stating that such Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient (e.g. outside counsel only), then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient (and, if applicable, such specified Representatives) will not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c)    If the Recipient or any of the Recipient’s Representatives is required by Law to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will immediately provide the Provider with written notice of the applicable Law to the extent permitted by Law so that the Provider may seek, at its sole expense, a protective order or other appropriate remedy to prevent, limit or delay such disclosure or the nature and scope thereof. The Recipient and its Representatives will reasonably cooperate with the Provider and the Provider’s Representatives, at the Provider’s sole expense, in any attempt by the Provider to obtain any such protective order or other remedy, except to the extent that such efforts involve litigation against the Recipient or any of its Representatives. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient or any of its Representatives, as applicable and as legally required, disclose Confidential Information of the Provider, or if the Recipient receives advice from legal counsel confirming that the disclosure of such Confidential Information is legally required, then the Recipient or any such Representatives, as applicable and as legally required or requested by a governmental authority, may disclose such Confidential Information solely to the extent legally required or requested by the governmental authority; provided, however, that the Recipient and its Representatives will reasonably cooperate with the Provider’s efforts, at the Provider’s sole expense, to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5.    Return of Confidential Information. Upon the Provider’s written request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider or destroy, at the Recipient’s option, any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement. In addition, notwithstanding this Section 5, (i) Recipient may retain a single, secure copy of the Provider’s Confidential Information solely to the extent required to comply with legal or regulatory requirements, established document retention policies or demonstrate compliance with this Agreement, (ii) Recipient and its Representatives shall not be required to destroy any computer files stored securely by them that are created during automatic system back-up; provided that, such files are not accessed for any purpose other than those set forth in clause (i) hereof; (iii) Recipient’s external professional advisers (including without limitation its external auditors) shall be entitled to retain such Confidential Information as they are required to retain by law or any professional standard applicable to them; and (iv) Recipient’s in-house legal counsel shall be entitled to retain such Confidential Information solely for archival purposes (any such retained Confidential Information pursuant to clauses (i) through (iv), “Retained Confidential Information”).

6.    Standstill Provisions. During the twelve (12) month period commencing on the date of this Agreement (the “Standstill Period”), unless specifically invited in writing by the Board of Directors of the other Party, neither Party will, in any manner, directly or indirectly:

(a)    make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the other Party or any securities of any subsidiary or other controlled affiliate of the other Party, (ii) any acquisition of any assets of the other Party or any assets of any subsidiary or other controlled affiliate of the other Party, except in the ordinary course of business, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the other Party or any subsidiary or other controlled affiliate of the other Party, or involving any securities or assets of the other Party or any securities or assets of any subsidiary or other controlled affiliate of the other Party, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the other Party;

(b)    form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the other Party;

(c)    act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other Party, other than in connection with the negotiation or consummation of a Transaction;

(d)    take any action that would reasonably be expected to require the other Party to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)    publicly offer to take, or publicly propose the taking of, any action referred to in this Section 6;

(f)    assist, induce or encourage any other Person (other than the other Party hereto) to take any action of the type referred to in this Section 6;

(g)    enter into any discussions, negotiations, arrangement or agreement with any other Person (other than such Party’s own Representatives and the other Party hereto and its Representatives) relating to any of the foregoing; or

(h)    publicly request or propose that the other Party or any of the other Party’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 6.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

Notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 6 or any other provision of this Agreement shall be deemed to prohibit a Party from confidentially communicating to the other Party’s Board of Directors or senior management or external financial advisors any non-public proposals regarding a possible transaction of any kind in such a manner as would not reasonably be expected to require public disclosure thereof under applicable Law. Upon the expiration of this Section 6, the Parties expressly agree that nothing in this Agreement will be deemed to prevent, restrict or otherwise impair the right or ability of either Party to take any of the actions prohibited by the terms of this Section 6 prior to its expiration. It is agreed that this Section 6 shall not limit a Party in any way from acquiring or offering to acquire, directly or indirectly, any company or business unit thereof that beneficially owns the other Party’s securities at the time of such acquisition so long as (i) such entity’s prior acquisition of such securities was not made directly or indirectly on the first Party’s behalf and (ii) such entity’s ownership of such securities was not a primary factor in the decision to consummate such transaction. In addition, nothing in this Agreement shall prohibit a Party (i) from purchasing any debt and up to an aggregate of 5% of any class of equity securities of the other Party or (ii) from disposing of any securities of the other Party which it currently holds or may hereafter acquire.

7.    No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving such Party, and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any Definitive Agreement between the Parties: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

8.    No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

9.    Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement in a final order from which there is no appeal, such Party will be liable for, and will pay to the other Party and the other Party’s

Representatives, the reasonable costs and expenses (including legal fees and expenses) incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

10.    Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party and its Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the County of Newcastle in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party or any of such Party’s Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the County of Newcastle in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the County of Newcastle in the State of Delaware has been brought in an inconvenient forum.

11.    Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include:

(a)    any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider on or after December 1, 2018;

(b)    any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient on or after December 1, 2018 and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this Section 11;

(c)    the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this Section 11 has been made available to the Recipient or any of its Representatives; and

(d)    the fact that discussions or negotiations have been, are or may be taking place with respect to a Transaction involving the Parties, and the proposed terms of any such Transaction (including without limitation the existence or terms of any proposal or offer in respect of a Transaction and the fact that any such proposal or offer has been made or is being considered, in each case whether or not the identity of the Party making any such proposal or offer is disclosed).

However, the Provider’s “Confidential Information” will not be deemed to include:

(i)    any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in violation of the terms hereof;

(ii)    any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known by the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or any other Person with respect to any of such information;

(iii)    any information that is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known by the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or any other Person with respect to any of such information; or

(iv)    is or was independently developed with no reference to or use of Confidential Information.

12.    Miscellaneous.

(a)    For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or during the term of this Agreement becomes (i) a subsidiary or other affiliate of such Party, or (ii) an officer, director, member, manager, executive partner, employee, partner, advisor (including without limitation accountants, attorneys, financial advisors and consultants), agent or other representative of such Party or of any of such Party’s subsidiaries or other affiliates, or (iii) only upon prior written approval of other Party, any financing source to be used in connection with a potential Transaction.

(b)    The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c)    The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(d)    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e)    By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right except as specified herein.

(f)    To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g)    Each Party hereby confirms that it is aware, and that its Representatives have been advised, that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

(h)    This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(i)    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(j)    This Agreement shall expire and cease to have any force or effect on the earlier of (i) the first (1st) anniversary of the date hereof and (ii) the date of consummation of the Transaction; provided, however, that (i) the obligations hereunder with respect to Confidential Information set forth in Sections 11(c) and (d) of this Agreement shall remain in full force and effect in perpetuity; (ii) nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they fall into the public domain; (iii) with respect to any Retained Confidential Information retained pursuant to Section 5 of this Agreement, each Party and its Representatives shall continue to undertake reasonable precautions (consistent with the precautions such Party ordinarily takes to safeguard its own confidential information) to keep such Retained Confidential Information confidential; and (iv) the termination of this Agreement shall not relieve any Party from any liability with respect to any violation or breach of any provision contained in this Agreement.

Signature page follows

The parties have caused this Agreement to be executed as of the date first set forth above.

SALESFORCE.COM, INC.

By:	/s/ Amy E. Weaver
Title:	President, Legal & Corporate Affairs

Address: Salesforce Tower
415 Mission Street, 3rd Floor
San Francisco, CA 94105

TABLEAU SOFTWARE, INC.

By:	/s/ Keenan Conder
Title:	EVP, General Counsel

Address: 1621 N. 34th Street
Seattle, WA 98103